EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G/A2 filed herewith, relating to the Common Shares, $0.004 par value, of Globus Maritime Limited, a Republic of the Marshall Islands corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 9th day of February, 2015.

BROADBILL INVESTMENT PARTNERS, LLC By: /s/ Jeffrey Magee	BROADBILL PARTNERS GP, LLC By: /s/ Jeffrey Magee